Exhibit 99.1

3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

News Release

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Revenue and Earnings

for First Quarter Fiscal Year 2008

Highlights:

•                  Revenues up 44% to $133.5 million;

•                  Organic revenue growth(1) of 34%;

•                  Diluted EPS of $0.23;

•                  Company increases revenue and earnings guidance for Fiscal Year 2008; and

•                  Passport services, Army equipment reset and other DoD contracts fuel revenue growth.

ARLINGTON, VA — August 2, 2007 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today reported financial results for the first quarter of fiscal year 2008 ended June 30, 2007.

Revenue and diluted earnings per share exceeded analysts’ consensus estimates of $122.3 million and $0.21, respectively, as well as previous management guidance. Operating results included improved organic revenue growth and margins.  Stanley’s outlook for the remainder of the year has strengthened considerably. As a result, the company has increased its fiscal year 2008 revenue and earnings guidance.

First Quarter Fiscal Year 2008 Results:

Revenue for the first quarter ended June 30, 2007 was $133.5 million, an increase of 44 percent over first quarter of fiscal year 2007 revenue of $92.6 million. Organic revenue growth was 34 percent.  Year-over-year revenue growth for the first quarter was primarily due to continued expansion in the demand for passport services for the Department of State’s Bureau of Consular Affairs; continued demand for enterprise integration and operational support services for the Department of Defense; ongoing logistics support for the Army’s global equipment refurbishment and sustainment efforts; and increased revenues attributable to the acquisition of Techrizon, LLC in April 2007.

(1)             Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Please see the reconciliation table at the end of this release.

EBITDA(2) was $11.7 million for the quarter, an increase of 52 percent over EBITDA of $7.7 million in the year-ago quarter. EBITDA margin for the first quarter increased to 8.8 percent from 8.4 percent a year earlier due to a continued shift in contract mix to more profitable time-and-materials contracts and efficiencies in the company’s general and administrative infrastructure on a higher revenue base. Operating income was $10.0 million, up 65 percent from $6.1 million in the same quarter of last fiscal year. Operating margin increased to 7.5 percent from 6.6 percent in the first quarter of fiscal 2007, due to the factors improving EBITDA as well as depreciation and amortization expenses representing a lower percentage of revenues.

Net income for the quarter was $5.4 million versus $2.5 million a year ago. Diluted earnings per share for the first quarter of fiscal year 2008 were $0.23 compared with $0.15 for the first quarter of fiscal year 2007.

Contract backlog at June 30, 2007 was nearly $1 billion, up slightly from March 31, 2007, and up 18 percent from June 30, 2006.

First Quarter Fiscal Year 2008 and Recent Operational Highlights:

•                  First quarter bookings totaled $62.9 million, equating to a book-to-bill of 0.5:1;

•                  Among the new business awards and additional tasking in the first quarter of fiscal year 2008:

o                 A five-year, $26 million contract supporting the U.S. Marine Corps Common Logistics Command and Control System (CLC2S);

o                 Additional engineering, integration and installations of Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) systems in Mine Resistant Ambush Protected (MRAP) vehicles for the U.S. Navy and Marine Corps;

o                 Expansion of work supporting various SPAWAR programs for the U.S. Navy; and

o                 Increased tasking to support design and development of a common front-end processor for Army fire support radar systems;

•                  Stanley won all of its recompeted contracts in the first quarter of fiscal year 2008, including the recompete of its contract supporting the U.S. Patent and Trademark Office; and

•                  Strong passport demand due to the Western Hemisphere Travel Initiative continued to drive civilian program revenue growth.

Cash flow used in operations for the first quarter was $6.4 million and was driven by an increase in days sales outstanding and receivables balances overall as well as the timing of payments to vendors.

As of June 30, 2007, Stanley had $37.5 million in long-term debt and $140.5 million in stockholders’ equity.

Management’s Outlook:

Based on the company’s current backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for the second quarter of fiscal year 2008 and increasing guidance for the full fiscal year. The table below presents management’s current expectations about financial performance for the second quarter and full fiscal year, based on information available at this time.

	Second Quarter Fiscal Year 2008 Ending September 30, 2007	Fiscal Year 2008 Ending March 31, 2008

Revenue	$133 — $138 million	$525 million — $540 million
Diluted EPS	$0.23 — $0.25	$0.90 — $0.95
Diluted share count	23.5 — 23.6 million	23.5 — 23.6 million

(2)             EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

“Stanley continued to execute ahead of plan in our fiscal 2008 first quarter,” said Phil Nolan, Stanley’s chairman, president and CEO. “We continued to target and bid new opportunities and recompetes in the first quarter, which increased our qualified pipeline to $2.2 billion. First quarter bookings were in line with our internal projections and previously issued guidance. Stanley has shown very strong bookings to date in the second quarter, which has added substantially to our contract backlog.”

Nolan concluded, “Our exceptional revenue visibility and track record of execution give us confidence that we will meet our increased guidance targets.”

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal first quarter 2008 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior, to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley
Stanley (NYSE: SXE - News) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, VA, the company has more than 2,800 employees at over 100 locations in the U.S. and worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.”  Please visit www.stanleyassociates.com for more information.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the other factors discussed in the company’s Annual Report on Form 10-K filed on June 1, 2007 and in other documents we may file from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of August 2, 2007. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2007
Revenue	$92,555	$133,481
Operating costs and expenses:
Cost of revenues	78,303	112,329
Selling, general and administrative	6,521	9,423
Amortization of deferred compensation	249	75
Depreciation and amortization	1,387	1,609
Total operating costs & expenses	86,460	123,436
Operating income	6,095	10,045
Other income (expense):
Other income	260	—
Interest expense—net	(2,145)	(1,062)
Total other expenses	(1,885)	(1,062)
Income before taxes	4,210	8,983
Provision for income taxes	(1,726)	(3,619)
Net income	$2,484	$5,364

Earnings per share:
Basic	$0.17	$0.24
Diluted	$0.15	$0.23
Weighted average shares:
Basic	14,417	21,898
Diluted	16,323	23,361

Selected Consolidated Balance Sheet Data
(unaudited)
(in thousands)

	As of	As of
	March 31, 2007	June 30, 2007

Cash	$12,736	$—

Accounts receivable—net	$110,029	$121,896

Line of credit	$—	$25,664

Current portion of long-term debt	$1,000	$1,000

Long-term debt—net of current portion	$36,750	$36,500

Stockholders’ equity	$134,152	$140,484

Organic Growth Reconciliation
(unaudited)
(in thousands)

	Three Months Ended June 30,
	2006	2007	Percent Growth
Total revenue, as reported	$92,555	$133,481	44.2%
Plus: Revenue from acquired companies for the comparable prior year period	7,265	—

Organic Revenue	$99,820	$133,481	33.7%

EBITDA Reconciliation
(unaudited)
(in thousands)

	Three Months Ended June 30
	2006	2007

Net income	$2,484	$5,364
Provision for income taxes	1,726	3,619
Interest expense - net	2,145	1,062
Other income	(260)	—
Depreciation and amortization	1,387	1,609
Amortization of deferred compensation	249	75

EBITDA	$7,731	$11,729

Revenue	$92,555	$133,481

EBITDA Margin	8.4%	8.8%

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